As filed with the Securities and Exchange Commission on May 12, 2021 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Esports Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	85-3201309 (I.R.S. Employer Identification Number)
720 South 7th Street, 3rd Floor, Las Vegas, Nevada (Address of Principal Executive Offices)	89101 (Zip Code)

Esports Technologies, Inc. 2020 Stock Plan

(Full title of the plans)

Aaron Speach, President and Chief Executive Officer

720 South 7th Street, 3rd Floor

Las Vegas, NV 89101

(702) 481-1779

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Cavas S. Pavri, Esq.

Schiff Hardin LLP

100 N. 18th, Suite 300

Philadelphia, PA 19103

(202) 724-6847

Facsimile: (202) 778-6460

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,436,348 (2)	$1.00 (3)	$2,436,348.00	$265.81
Common Stock, $0.001 par value	1,563,652 (4)	$22.23 (5)	$34,759,983.96	$3,792.32
Total	4,000,000		$37,196,331.96	$4,058.13

____________________

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Esports Technologies, Inc. common stock that may be granted under the Esports Technologies, Inc. 2020 Stock Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock issuable upon the exercise of outstanding stock option awards under the Plan as of the date of this Registration Statement.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and based on $1.00 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the Plan as of the date of this Registration Statement.
(4)	Represents shares of common stock underlying outstanding restricted stock units and reserved for future issuance under the Plan.
(5)	The proposed maximum offering price for these shares has been estimated solely for the purpose of calculating the registration fee based in accordance with Rule 457 of the Securities Act of 1933, as amended, upon the price of $22.23 per share, the average of the high and low prices of the registrant’s common stock of as reported on the Nasdaq Stock Market on May 10, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Registrant shall deliver or cause to be delivered documents containing the information specified by Part I of this Registration Statement to participants in the Esports Technologies, Inc. 2020 Stock Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

(a)                 The Company’s Prospectus dated April 14, 2021, filed with the Commission on April 16, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File Nos. 333-254068 and 333-255230), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)                The description of the Company’s common stock, par value $0.001 per share contained in its Registration Statement on Form 8-A, dated and filed with the SEC on April 14, 2021, and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statute provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Company’s Articles of Incorporation, as amended, and amended and restated bylaws provide for indemnification of directors, officers, employees or agents of the Company to the fullest extent permitted by Nevada law (as amended from time to time). Section 78.7502 of the Nevada Revised Statute provides that such indemnification may only be provided if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to behave his conduct was unlawful..

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of Esports Technologies, Inc. (incorporated by reference to exhibit 3.1 of the Form S-1, file number 333-254068)
4.2	Bylaws of Esports Technologies, Inc. (incorporated by reference to exhibit 3.2 of the Form S-1, file number 333-254068)
4.3	Form of Common Stock Certificate (incorporated by reference to exhibit 4.1 of the Form S-1, file number 333-254068)
5.1 *	Opinion of Schiff Hardin, LLP
23.1 *	Consent of PWR CPA, LLP
23.3 *	Consent of Schiff Hardin LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1 *	2020 Stock Plan of Esports Technologies, Inc., as amended, and forms of award agreements thereunder

_____________________________

 *     Filed herewith.

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Item 9.	Undertakings.

(a)        The Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada, on May 12, 2021.

ESPORTS TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Aaron Speach
Aaron Speech
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aaron Speach or James Purcell as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Aaron Speach		May 12, 2021
Aaron Speach	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James Purcell
James Purcell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2021

/s/ Michael Nicklas
Michael Nicklas	Director	May 12, 2021

/s/ Dennis Neilander
Dennis Neilander	Director	May 12, 2021

/s/ Christopher Downs
Christopher Downs	Director	May 12, 2021

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